Exhibit 2.1

ACQUISITION AGREEMENT

BY AND AMONG

INTERNATIONAL ASSETS HOLDING CORPORATION;

GLOBAL CURRENCIES LIMITED;

AND THE SHAREHOLDERS OF GLOBAL CURRENCIES (HOLDINGS) LIMITED

DATED AS OF JUNE 25, 2004

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT is entered into as of June 25, 2004, by and among INTERNATIONAL ASSETS HOLDING CORPORATION (“IAHC”); GLOBAL CURRENCIES LIMITED (“Global”); the shareholders of Global Currencies (Holdings) Limited (“GCH”) listed on the signature pages to this Agreement (the “Sellers”, which expression shall include the Major Shareholders as defined below).

Recitals

A. Global has been engaged in a foreign currency exchange business.

B. Global has transferred all assets, employment relationships, and customer relationships material to Global’s foreign currency exchange business, including all right, title and interest in and to the name “Global Currencies” (collectively, the “F/X Business”) to Global Currencies (FX) Limited (“GCFX”), a wholly owned subsidiary of GCH.

C. Global has retained all liabilities (including contingent and unmatured liabilities) associated with the F/X Business other than those explicitly listed on Schedule 4.9 (Part II) hereto.

D. Certain of the Sellers listed as such on the signature pages to this Agreement (the “Major Shareholders”) have agreed to provide warranties and indemnities together with Global with respect to GCH, GCFX and the F/X Business.

Agreement

In consideration of the foregoing recitals and the respective covenants and warranties contained in this Agreement, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined in the body of this Agreement shall have the meanings indicated in Schedule 1.1.

ARTICLE II

THE ACQUISITION

Section 2.1 Acquisition of Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell, transfer and convey (or cause to be sold, transferred and conveyed) all right, title and interest in the Shares to the Purchasers, free and clear of all Liens.

Section 2.2 Designation of the Purchasers and Confirmation of Transaction Structure. Within seven calendar days of the date of this Agreement, IAHC will designate to Global and the Major Shareholders the name(s) of the Purchasers. In the event such designation requires revisions to this Agreement, the parties agree to negotiate such revisions promptly and in good faith. Notwithstanding any provision of this Agreement, IAHC’s designation of the Purchasers hereunder shall not relieve IAHC of any obligations imposed on it under this Agreement, and IAHC shall discharge all such obligations to the extent they are not fully discharged by the Purchasers.

Section 2.3 Purchase Price for Shares. In consideration for the transfer of the Shares to the Purchasers at the Closing:

(a) The Purchasers shall pay to GCL as nominee on behalf of the Sellers the amount of US$1,000,000 (the “Closing Cash Purchase Price”) at the Closing.

(b) The Purchasers shall deliver to the Sellers (or as shall be otherwise advised by GCL as nominee on behalf of the Sellers) 150,000 shares of IAHC common stock (the “IAHC Shares”) at the Closing. At the time of delivery, the IAHC Shares shall be restricted shares only in that they are not freely transferable, and they shall bear an appropriate legend to that effect. Fifty percent (50%) of the IAHC Shares held by each recipient hereunder shall become freely transferable as of the date that is one (1) year after the Closing, and the remaining fifty percent (50%) of such IAHC Shares shall become freely transferable as of the date that is two (2) years after the Closing.

(c) The Purchasers shall pay to GCL as nominee on behalf of the Sellers at the Closing an amount (the “Hard Asset Purchase Price”) equal to $13,420.98.

(d) The Purchasers shall pay to GCL as nominee on behalf of the Sellers at the Closing an amount equal to GCH’s retained earnings as of the Closing Date, which will be equal to GCH’s cash on hand as of such date; provided, however, that the amount paid by the Purchasers pursuant to this Section 2.3(d) shall not exceed US$3.5 million.

(e) The Purchasers shall make additional payments to GCL as nominee on behalf of the Sellers following the Closing as required pursuant to Section 3.3.

(f) All payments and deliveries to the Sellers and/or to GCL as nominee shall be distributed among the Sellers as agreed among such parties.

Section 2.4 Closing Date and Closing. Unless a different date, time and/or place are agreed to by IAHC and the Seller Representative, the closing of the Acquisition (the “Closing”) shall take place at a place designated by IAHC at 10:00 a.m., on Friday, July 9, 2004, or, if later, the date that is five business days following the date on which all conditions to the parties’ obligations specified in Article VII have been satisfied or waived, other than those to be satisfied at the Closing (such date, in any event, the “Closing Date”). Notwithstanding the foregoing, the parties agree to cooperate and use their best efforts to accomplish the Closing as soon as reasonably practicable following the date of this Agreement.

ARTICLE III

ADDITIONAL AGREEMENTS

Section 3.1 Employment Arrangements. On or before the Closing Date, GCH or GCFX and each of the persons listed in Schedule 3.1 shall enter into employment agreements (the “Key Employment Agreements”) containing terms acceptable to IAHC and substantially equivalent to the terms on which such persons were previously employed by Global. For all purposes relating to employment, retirement, and related benefits, such employees shall be deemed to have been employed by GCH or GCFX commencing on the respective dates on which their employment with Global commenced.

Section 3.2 Non-Competition.

(a) During the period specified in Section 3.2(f), so long as IAHC is not in material default of its payment obligations pursuant to Section 3.3, none of the Major Shareholders nor the persons listed in Schedule 3.2 (the “Restricted Persons”) will (except for their services under the Key Employment Agreements where relevant) for his or her own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise:

(i) with respect to the Major Shareholders only, own, control, manage, be employed by, consult with, or otherwise participate in, within the Trade Area (as hereinafter defined): (A) a business which offers foreign currency exchange services; or (B) a business which provides services which compete with services currently offered by GCH or GCFX or by Global as part of the F/X Business (the activities described in this clause (i) are referred to collectively as the “Restricted Business”); provided, however, that nothing in this Section 3.2(a)(i) shall prohibit the ownership of less than 5% of any class of the equity securities of any corporation engaged in the Restricted Business if such corporation’s common stock is traded on a national securities exchange, the NASDAQ national market, or a major European or Asian securities exchange or interdealer quotation system;

(ii) with respect to the Restricted Persons only, without the prior written consent of IAHC own control, manage, be employed by, consult with, or otherwise participate in, within the Trade Area a business which offers foreign currency exchange services to international aid, charity or NGO entities, or without the prior written consent of IAHC take up employment with (or provide services to, on an independent contractor basis or otherwise) any of the following persons:

•	Standard Chartered plc

•	Bank of America N.A.

•	Citibank N.A.

•	Groupe Societe Generale

•	Banque Belgolaise S.A.

•	Barclays Bank plc

•	BNP Parisbas S.A.

•	Stanbic Bank

•	Emerging Markets Ltd (or any entity in which Mr Sam Blaney is in any manner involved).

This Section 3.2(a)(ii) is not intended to limit in any manner the scope of the restrictions applicable to the Major Shareholders pursuant to Section 3.2(a)(i).

(iii) solicit or induce, or in any manner attempt to solicit, any person employed by GCH or GCFX to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will, or hire any person who has been employed by GCH or GCFX at any time during the six (6) month period preceding such hiring;

(iv) solicit or induce, or in any manner attempt to solicit or induce, any Restricted Business from any Person who was a customer of GCH or GCFX or the F/X Business within the preceding two years; or

(v) use or disclose any trade secrets or confidential information concerning GCH or GCFX or the F/X Business. Trade secrets and confidential information concerning GCH or GCFX or the F/X Business shall include, but not be limited to, (1) lists of names and addresses of clients and referral sources, and (2) software and computer programs, market research and data bases, sources of leads and methods of obtaining new business, and methods of marketing, selling, performing and pricing services. The trade secrets or confidential information of GCH or GCFX or the F/X Business shall not include any information which is generally available from public sources;

provided, however, that nothing in this section 3.2(a) shall act in any way to limit or restrict the ability of Global (or the Major Shareholders and Restricted Persons, as shareholders of Global) from continuing Global’s existing debt conversion, remittance and cash delivery operations and exchange rate enhancement activities (the

“Continuing Global Business”), including contracting for such purposes in the Trade Area with Persons who are or may have been customers, referral sources or counterparties of GCH or GCFX or Global in connection with the F/X Business. For the purposes of section 3.2(a)(v), it is specifically acknowledged and agreed that confidential information of the F/X Business and the Continuing Global Business will include clients and referral sources common to both.

(b) As used herein, the term “Trade Area” shall mean Europe, Africa, Asia, North America, Latin America and the Caribbean.

(c) The Major Shareholders and the Restricted Persons recognize the importance of the covenants contained in this Section and acknowledge that, based on their experience as owners and operators of Global, GCH, GCFX and the F/X Business and the projected expansion of the business of GCH and GCFX, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of the legitimate business interests of GCH, GCFX including without limitation, trade secrets, goodwill, and its relationship with customers; (iii) not unduly restrictive of their rights; and (iv) supported by adequate consideration. The Major Shareholders and the Restricted Persons acknowledge and agree that the covenants contained in this Section are essential elements of this Agreement and that but for these covenants, IAHC would not have agreed to acquire GCH. The covenants shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action against IAHC by any Seller, whether predicated on the breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by IAHC of the covenants contained in this Section.

(d) If any Major Shareholder or a Restricted Person commits a breach or threatens to commit a breach of any of the provisions of this Section, IAHC, GCH and GCFX shall each have the right and remedy, in addition to any others that may be available at law or in equity, to have the provisions of this Section specifically enforced by any court having equity jurisdiction, through injunctive or other relief (without any bond or security being required to be posted), it being acknowledged that any such breach or threatened breach will cause irreparable injury to IAHC, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to IAHC.

(e) If any covenant contained in this Section, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant so that the said covenants shall be enforceable to the fullest extent which the court deems reasonable. If any Major Shareholder or a Restricted Person breaches the covenants set forth in this Section, the running of the applicable noncompete period (but not their obligation) shall be tolled for so long as such breach continues.

(f) The restrictions set forth in Section 3.2(a) shall commence as of the Closing Date and continue thereafter for a period of three years.

Section 3.3 Additional Post Closing Payments.

(a) During the thirty (30) month period commencing on the Closing Date, the Purchasers shall pay to GCL as nominee on behalf of the Sellers the following amounts:

(i) In respect of the one-year period (the “First Year”) commencing on the Closing Date and ending on the date that is one year after the Closing Date (the “First Year End Date”), the Purchasers shall pay an amount equal to twenty percent (20%) of the gross trading profits of GCH and GCFX during the First Year, but in no event more than $1.6 million (the “First Year Payment”).

(ii) In respect of each of the six calendar quarters subsequent to the First Year, the Purchasers shall pay an amount equal to the greater of (A) twenty percent (20%) of the gross trading profits of GCH and GCFX during the relevant quarter and (B) twenty-five percent (25%) of the First Year Payment, but in no event more than $400,000.

(b) In addition to the payments required pursuant to Section 3.3(a), the Purchasers shall pay to GCL as nominee on behalf of the Sellers:

(i) ten percent (10%) of the amount (if any) by which GCH’s and GCFX’s gross trading profits in the First Year exceed $10 million;

(ii) ten percent (10%) of the amount (if any) by which GCH’s and GCFX’s gross trading profits during the one-year period following the First Year (the “Second Year”) exceed $10 million; and

(iii) ten percent (10%) of the amount (if any) by which GCH’s and GCFX’s gross trading profits during the six-month period following the Second Year (the “Final Six Months”) exceed $5 million.

(c) Following the Closing, IAHC and its Affiliates intend to engage in foreign currency exchange businesses exclusively through GCH or GCFX (excluding for all purposes any foreign currency asset management products, which are not subject to the provisions of this Section 3.3(c)). As a result, payments required under this Article III that are calculated by reference to GCH’s and GCFX’s gross trading profits shall reflect all gross trading profits of IAHC and its Affiliates from foreign currency exchange activities (expressly excluding any revenue, capital gains, fees, or other income or gain relating to foreign currency asset management products). In the event IAHC determines following the Closing Date to conduct foreign currency exchange activities through one or more entities other than GCH or GCFX, then IAHC and the Seller Representative shall cooperate in good faith to agree on a revised formula for calculating payments due under this Article III, with a view toward giving effect to the intent reflected in the express provisions of this Section 3.3. For purposes of calculating payments due pursuant to this Article III, “gross trading profits” shall be calculated in accordance with U.S. Generally Accepted Accounting Principles net of commissions paid to third parties in respect of foreign exchange transactions, but inclusive of fees earned for treasury management services.

(d) Each payment required to be made pursuant to this Article III shall be calculated by reference to financial statements filed by IAHC with the SEC reflecting GCH’s and GCFX’s income during the relevant period(s) and shall be made not later than 30 days after the date on which IAHC files the relevant financial statements with the SEC (but in any event not later than 60 days after the close of the latest fiscal quarter of IAHC relevant to the calculation). In the event any financial statements of IAHC are materially restated following a payment hereunder that was calculated by reference to such statements, the amount of the payment shall be adjusted accordingly on a retroactive basis, and (i) in the event of an upward adjustment, the Purchasers shall promptly pay the appropriate additional amount to GCL as nominee on behalf of the Sellers and (ii) in the event of a downward adjustment, the Sellers and/or GCL as nominee shall promptly refund the appropriate amount to the Purchasers; provided, however, that no such adjustment shall occur more than three months after the conclusion of the Final Six Months.

(e) Any payment required to be made by the Purchasers pursuant to this Article III shall be allocated among the Sellers as agreed among such parties.

(f) Notwithstanding any other provision of this Article III, and without limiting the rights and remedies of IAHC and GCH and GCFX in the event of such breach:

(i) Each Major Shareholder and Restricted Person shall forfeit any right to future payments such person may have under Article III if that Restricted Person breaches the non-competition provisions of Section 3.2 of this Agreement prior to the due date of the payment; provided, however, that no such forfeiture shall be effective unless IAHC provides written notice to the Seller Representative including a reasonably detailed explanation of the conduct alleged to constitute such breach, and 15 days elapses following the provision of such notice during which time the Major Shareholder or Restricted Person in question fails to explain and/or cure the alleged breach to the reasonable satisfaction of IAHC. In the event of such a forfeiture hereunder, the total amount otherwise required to be paid under this Article III shall be reduced accordingly.

(ii) Each of the Sellers shall forfeit all rights to future payments under Article III if any Major Shareholder breaches the non-competition provisions of Section 3.2 of this Agreement; provided, however, that no such forfeiture shall be effective unless IAHC provides written notice to the Seller Representative including a reasonably detailed explanation of the conduct alleged to constitute such breach, and 15 days elapses following the provision of such notice during which time the Major Shareholder in question fails to explain and/or cure the alleged breach to the reasonable satisfaction of IAHC.

Section 3.4 Transition Services. Without limiting Global’s obligations pursuant to Section 6.9 or any other provision of this Agreement, GCH and Global shall enter into a services agreement (the “Transition Services Agreement”) containing terms reasonably acceptable to IAHC, GCH and Global (including terms along the lines of those set forth in Schedule 3.4) pursuant to which Global (through its remaining employees) will provide such reasonable assistance as GCH may request in completing the transition of the F/X Business from Global to GCH and/or GCFX during the period between the Closing Date and December 31, 2004. GCH will compensate Global for services provided by Global pursuant to the Transition Services Agreement in amounts agreed among IAHC, GCH and Global, it being understood that such compensation is intended to defray all or part of the costs associated with the continued employment by Global during the term of the Transition Services Agreement of those employees responsible for performing substantial services pursuant to the Transition Services Agreement (but specifically excluding any severance or termination benefits). From and after the Closing Date, any and all transactions conducted as part of the F/X Business shall be for the account and benefit of GCH or GCFX, notwithstanding any involvement by Global or its employees in such transactions pursuant to the Transition Services Agreement or otherwise, and each of Global and GCH and GCFX shall promptly account for and pay to the other any amounts paid into such first party’s accounts that are properly for the account of the other in view of the transactions contemplated by this Agreement.

ARTICLE IV

WARRANTIES OF GLOBAL AND THE MAJOR SHAREHOLDERS

Global hereby warrants to IAHC and the Purchasers, and the Major Shareholders hereby warrant severally to IAHC and the Purchasers (pro rata to their respective shareholdings in Global as of the date of this Agreement), as follows:

Section 4.1 Organization, Standing and Authority. Each of Global and GCH and GCFX is (or will be, as of the Closing Date) a corporation duly organized, validly existing and in good standing under the laws of England. Each of Global and GCH and GCFX is (or will be, as of the Closing Date) duly qualified to conduct business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of Global and GCH and GCFX has (or will have, as of the Closing Date) the power and authority to carry on its business as it is now being conducted and to own or lease all its properties and assets.

Section 4.2 Shares.

(a) The Sellers are (or will be, as of the Closing Date) the record and beneficial owners of the Shares, and the number and percentage of Shares owned by each Seller is set forth on Schedule 2.3(a), and GCH is (or will be, as of the Closing Date, the record and beneficial owner of 100% of the outstanding shares or other equity interests in GCFX (the “GCFX Shares”). The Shares and the GCFX Shares have been (or will be, as of the Closing Date) duly authorized and validly issued and represent all outstanding equity interests in GCH and GCFX, respectively. Neither GCH nor GCGX has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of GCH or GCFX, as the case may be, or any other equity securities or any securities representing the right to purchase or otherwise receive any interests in GCH or GCFX. There are no outstanding contractual obligations of GCH or GCFX to repurchase, redeem or otherwise acquire any equity interests in GCH or GCFX.

(b) Neither GCH nor GCFX has violated any applicable securities laws in any jurisdiction in connection with the offer, sale or issuance of the Shares or the GCFX Shares. There are no agreements which will survive the Closing among any of the Sellers or former shareholders of GCH with respect to the voting or transfer of the Shares or the GCFX Shares or with respect to any other aspect of GCH’s or GCFX’s affairs.

Section 4.3 Subsidiaries. GCH does not have any subsidiaries other than GCFX, nor does it own beneficially, directly or indirectly, any equity securities or similar interests of any Person other than GCFX. GCFX does not have any subsidiaries, nor does it own beneficially, directly or indirectly, any equity securities or similar interests of any Person.

Section 4.4 Corporate Authority. Global has full corporate power and authority to execute this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been authorized by all necessary corporate action of Global and is a valid and binding agreement of Global, enforceable against Global in accordance with its terms.

Section 4.5 No Violation. Except as set forth on Schedule 4.5, the execution, delivery and performance of this Agreement and the consummation by Global of the transactions contemplated hereby, does not and will not (i) violate or conflict with any organizational documents of Global or GCH or GCFX, or (ii) assuming that the consents and approvals referred to in Section 4.6 are duly obtained (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of Global, any Global Affiliate or GCH or GCFX under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Global, any Global Affiliate or GCH or GCFX is a party or by which Global, any Global Affiliate or GCH or GCFX may be bound, or to which Global, any Global Affiliate or GCH or GCFX or any of their respective properties or assets may be subject, or (b) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Global, any Global Affiliate or GCH or GCFX or any of their respective properties or assets.

Section 4.6 Consent and Approvals. Except as set forth on Schedule 4.6, no consent, approval or authorization of, or registration, qualification or filing with, any U.K., U.S., or other Regulatory Agency or other Person is required to be made by Global, any Global Affiliate, GCH or GCFX or any Seller in connection with the execution, delivery or performance by Global or any Seller of this Agreement or the consummation by Global or any Seller of the transactions contemplated hereby.

Section 4.7 Reports. Except as set forth on Schedule 4.7, Global, each Global Affiliate and GCH and GCFX has each timely filed all reports, registrations, statements, and other filings, together with any amendments required to be made with respect thereto, that were required to be filed during the five-year period preceding the date of this Agreement with any Regulatory Agency (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as the “Global Reports”), and has paid all fees and assessments payable in connection therewith. As of their respective dates, each of the Global Reports complied with the statutes, rules, regulations and orders enforced or promulgated by the Regulatory Agency with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.8 Financial Statements. Global has previously made available to IAHC copies of (a) the consolidated balance sheets of Global as of 31 December 2002 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal year then ended, in each case accompanied by the audit report of Baker Tilly, independent public accountants, and (b) the unaudited consolidated balance sheet of Global as of 31 December 2003 and related consolidated statements of income for the fiscal year then ended (collectively, the “Global Financial Statements”). The consolidated balance sheets of Global (including the related notes, where applicable) included in the Global Financial Statements fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the consolidated financial position of Global as of the respective dates thereof, and the other Global Financial Statements referred to in this Section 4.8 (including the related notes, where applicable) fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of Global for the respective fiscal periods or as of the respective dates therein set forth. Each of such Global Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and has been prepared in accordance with GAAP, except, in each case, as indicated in such Global Financial Statements or in the notes thereto. The books and records of Global and GCH and GCFX have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

Section 4.9 Absence of Undisclosed Liabilities. Except as disclosed in the Global Financial Statements, or as set forth on Schedule 4.9 (Part I), neither Global nor any Global Affiliate has any obligation or liability (contingent or otherwise), that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on GCH or GCFX. Neither GCH nor GCFX has any obligations or liabilities whatsoever (contingent or otherwise) other than those arising pursuant to the explicit terms of the Key Employment Agreements and those explicitly set forth on Schedule 4.9 (Part II) (the “Assumed Liabilities”).

Section 4.10 Absence of Certain Changes. Except as set forth on Schedule 4.10, since December 31, 2003, apart from the transactions explicitly referenced in the Recitals hereof, the F/X Business (including the operations of both Global and GCH and GCFX) has been conducted in the ordinary and usual course, consistent with past practice, there has not been: (1) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to constitute or result in a Material Adverse Effect on Global or GCH or GCFX; or (2) any event, occurrence, development or state of circumstances or facts which would result in a violation of the covenants set forth in Section 6.1 of this Agreement had such events, occurrences, developments or state of circumstances or facts occurred after the date hereof.

Section 4.11 Assets. All of the assets owned by GCH or GCFX (the “Owned Assets”) are set forth on Schedule 4.11 (under the heading “Owned Assets”). Except as indicated on Schedule 4.11, GCH or GCFX has good and marketable title, free and clear of all Liens, to all of the Owned Assets. Neither GCH nor GCFX directly or indirectly owns any real property. All buildings and all fixtures, equipment and other property and assets which are held by GCH or GCFX pursuant to leases or subleases (the “Leased Assets”) are set forth on Schedule 4.11 (under the heading “Leased Assets”) and are held pursuant to valid leases or subleases enforceable in accordance with their respective terms. The Owned Assets and the Leased Assets are sufficient and adequate to carry on GCH’s and GCFX’s businesses as presently conducted.

Section 4.12. Leases of Real Property.

(a) Schedule 4.12 sets forth all leases pursuant to which GCH or GCFX is the lessee or lessor of any real property (the “Real Property Leases”). There is not under any of such leases any material default or any claimed material default by GCH or GCFX or material event of default or event which with notice or lapse of time, or both, would constitute a material default by GCH or GCFX and in respect to which GCH or GCFX has not taken adequate steps to prevent a default on its part from occurring.

(b) The copies of the Real Property Leases heretofore furnished to IAHC are true, correct and complete, and such leases have not been modified in any material respect since the date they were so furnished, and, to the best knowledge of Global and the Major Shareholders, are in full force and effect in accordance with their terms. Each of GCH and GCFX is lawfully in possession of all real properties of which it is lessee, subject to landlord consent to assignment (“Leased Properties”).

(c) The present use of all the Leased Properties is in conformity with all applicable zoning, environmental and other laws, ordinances and regulations and with all deed restrictions of record, and there is no proposed change therein that would affect such properties or their use. All requisite certificates of occupancy and other permits or approvals legally required with respect to the improvements and operations of GCH or GCFX on any of its properties and the occupancy and use thereof have been obtained and are currently in effect.

(d) Neither GCH nor GCFX has caused any work or improvements to be performed upon or made to the Leased Properties for which there remains outstanding any payment obligation that would serve as the basis for any Lien.

Section 4.13 Litigation; Regulatory Action.

(a) Except as set forth on Schedule 4.13(a), (1) no litigation, proceeding or controversy (“Litigation”) before any court, arbitrator, mediator or Regulatory Agency is pending against Global, any Global Affiliate, GCH or GCFX, or any Major Shareholder, and, to the knowledge of Global and the Major Shareholders, no such Litigation has been threatened; (2) none of Global, any Global Affiliate, GCH or GCFX, or any Major Shareholder is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Agency charged with the supervision or regulation of foreign currency exchange businesses or the supervision or regulation of Global, any Global Affiliate or GCH or GCFX; and (3) neither Global, any Global Affiliate nor GCH or GCFX has received any notice (whether or not in writing) from any Regulatory Agency (i) that it has or may have violated any of the statutes, rules, regulations, or ordinances which such Regulatory Agency enforces, or has otherwise engaged in any unlawful business practice, (ii) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, or governmental authorization, (iii) requiring any of them (including any Major Shareholder) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring any of them to adopt any resolution or policy), (iv) restricting or disqualifying the activities of Global, any Global Affiliate or GCH or GCFX or (v) in any manner relating to its capital adequacy, its management or its business.

(b) Except as disclosed in Schedule 4.13(b), and except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Global, any Global Affiliate or GCH or GCFX, no Regulatory Agency has initiated any proceeding or, to the knowledge of Global or any Major Shareholder, any investigation into the business or operations of Global, any Global Affiliate or GCH or GCFX in the five years prior to the date of this Agreement. Except as set forth on Schedule 4.13(b), there is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examination of Global, any Global Affiliate or GCH or GCFX.

Section 4.14 Compliance with Laws. Except as set forth on Schedule 4.14, Global, each Global Affiliate and each of GCH and GCFX and their respective officers, employees, representatives, agents and independent contractors: (i) have complied and, prior to the Closing, will comply in all material respects with all applicable statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to any of them; (ii) have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Agencies that are required in order to permit them to own and operate their businesses and activities as presently conducted (all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of Global or any Major Shareholder, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current); and (iii) are not aware of any pending or threatened investigation, review or disciplinary proceedings by any Regulatory Agency against Global, any Global Affiliate, GCH or GCFX, or any officer, employee, representative, agent or independent contractor thereof, or any Major Shareholder.

Section 4.15 Material Contracts.

(a) Global has furnished to IAHC a Schedule of Contracts, attached as Schedule 4.15 to this Agreement, together with true and complete copies of the documents listed on the Schedule. The Schedule of Contracts completely and accurately lists every material contract, commitment or arrangement, whether written or oral (each a “Contract”), under which GCH or GCFX has any obligation or liability, and any other Contract relating to or affecting the F/X Business or relevant to the transactions contemplated hereby, including but not limited to all Contracts pursuant to which Global, any Global Affiliate, or GCH or GCFX performs foreign currency exchange services.

(b) Each Contract of the type described in Section 4.15(a), whether or not set forth on Schedule 4.15, is referred to herein as a “Material Contract”, and neither Global nor any Major Shareholder knows of, or has received notice of, any violation of any Material Contract by any of the other parties thereto. Each Material Contract has been duly executed and delivered by the parties thereto, and represents a valid and binding obligation of each party enforceable in accordance with its terms. Except as set forth on Schedule 4.15, neither Global, any Global Affiliate, nor GCH nor GCFX is in material default under any Material Contract to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both, would constitute such a material default.

Section 4.16 No Brokers. None of Global, any Global Affiliate, GCH, GCFX, any Seller nor any of their respective agents or representatives, has engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 4.17 Employees. Schedule 4.17 sets forth a list of all of the employees of GCH or GCFX, the residency and/or visa status of each such employee, and the regulatory licenses and registrations held by each such employee.

Section 4.18 Employee Benefit Plans.

(a) Set forth on Schedule 4.18(a) is a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee ownership, employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements, and any applicable “change of control” or similar provisions in any plan, contract or arrangement pursuant to which GCH or GCFX may have any obligation or liability (the “Compensation and Benefit Plans”). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to IAHC.

(b) Except as set forth on Schedule 4.18(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of GCH or GCFX under any Compensation and Benefit Plan or otherwise from GCH or GCFX, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

Section 4.19 No Knowledge. None of Global or any Major Shareholder knows of any reason why the regulatory approvals referred to in Section 7.1(a) should not be obtained without the imposition of any condition of the type referred to in such Section 7.1(a).

Section 4.20 Labor Relations. Each of Global, the Global Affiliates and GCH and GCFX is in compliance in all material respects with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Neither Global, any Global Affiliate nor GCH nor GCFX is engaged in any unfair labor practice and there is no unfair labor practice or other labor-related complaint pending or threatened against Global, any Global Affiliate or GCH or GCFX.

Section 4.21 Insurance. Set forth on Schedule 4.21 is a list of all insurance policies maintained by Global, any Global Affiliate or GCH or GCFX or their officers, employees, representatives, agents or independent contractors, or any Major Shareholder relating to or covering risks arising from the F/X Business.

Section 4.22 Environmental Matters. Neither GCH nor GCFX has any obligation or liability for any clean up, fines, liability or expense arising under any Environmental and Safety Laws, including as a result of the handling, storage, deposit, spill or disposal of Hazardous Materials in or on the property of any Person, including any property of either of them or Global or any Global Affiliate (whether owned or leased), its predecessors in title, or in or on any other property, including property no longer owned, leased or used by them.

Section 4.23 Taxes. Except as set forth on Schedule 4.23, (a) all income, gross receipts, windfall profits, severance, property, production, sales, use, value-added, license, excise, franchise, employment, premium, recording, documentary, documentary stamp, real estate transfer, transfer, back-up withholding or similar taxes, together with any interest, additions, or penalties with respect thereto (collectively “Taxes”), imposed on the income, properties or operations of Global, any Global Affiliate or GCH or GCFX have been paid in full or have been adequately reserved against on the books of the party owing the Taxes, (b) all reports and returns with respect to Taxes and tax related information reporting requirements that are required to be filed by or with respect to any aspect of the F/X Business (collectively, the “F/X Tax Returns”), have been duly filed or requests for extensions have been filed and have not expired, and such F/X Tax Returns were true, complete and accurate in all material respects, (c) the F/X Tax Returns have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such F/X Tax Returns were required to be filed has expired, (d) all Taxes due with respect to completed and settled examinations have been paid in full, (e) no issues have been raised by the relevant taxing authority in connection with the examination of any of F/X Tax Returns, and (f) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of Global, any Global Affiliate or GCH or GCFX.

Section 4.24 Proprietary Rights.

(a) Schedule 4.24 sets forth a list of all of the Intellectual Property Rights of GCH or GCFX.

(b) Except as set forth on Schedule 4.24, GCH or GCFX owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights necessary for the operation of the F/X Business, free and clear of all Liens and potential claims.

Section 4.25 Change in Business Relationships. Neither Global nor any Major Shareholder has any notice, whether on account of the transactions contemplated by this Agreement or otherwise, that any customer, client, officer, employee, or agent of GCH or GCFX intends to discontinue, diminish or change its relationship with GCH or GCFX.

Section 4.26 Warranties Regarding the Sellers.

(a) Each Seller is (or will be, as of the Closing Date) the record and beneficial owner of the Shares to be sold by such Seller under this Agreement and has (or will have, as of the Closing Date) good and clear title to such Shares, free of all Liens.

(b) Each of the Sellers that is an entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(c) Each Seller has full legal right, power and authority to enter into this Agreement and to fulfill its obligations under this Agreement, and this Agreement has been duly authorized, executed and delivered by such Seller and this Agreement is a valid and binding agreement of such Seller, enforceable against it in accordance with its terms.

(d) The execution, delivery and performance of this Agreement and the consummation by each Seller of the transactions contemplated hereby does not and will not (i) violate or conflict with or result in a breach of any of the provisions of, constitute a default (or event which, notice of lapse of time or both would constitute a default) under, or result in the termination, of or accelerate the performance required by or result in the termination or acceleration of, or the creation of any Lien upon any of the properties or assets of any such Seller under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Seller is a party or by which such Seller may be bound or to which such Seller or any of its properties or assets may be subject or (b) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to such Seller or any of the properties or assets of such Seller.

Section 4.27 Solvency. Neither the execution, delivery and performance of this Agreement nor the consummation by Global of the transactions contemplated hereby (including those described in the Recitals) will render Global insolvent or otherwise unable to pay its liabilities (including contingent and unmatured liabilities) as they become due.

Section 4.28 Accuracy of Information. No warranty of Global or any Major Shareholder contained in this Agreement, and none of the statements or information concerning the F/X Business, Global, any Global Affiliate, GCH, GCFX or any Seller contained in this Agreement or the exhibits and the schedules hereto, or in any certificate or other document delivered to IAHC or the Purchasers in connection with this Agreement or the transactions contemplated hereby contains or will contain any untrue statement of a material fact, nor will such warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

WARRANTIES OF IAHC

IAHC hereby represents and warrants to Global and the Sellers as follows:

Section 5.1 Organization, Standing and Authority. IAHC is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

Section 5.2 Corporate Authority. IAHC has full corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. This Agreement has been authorized by all necessary corporate action of IAHC and is a valid and binding agreement of IAHC enforceable in accordance with its terms.

Section 5.3 No Violation. The execution, delivery and performance of this Agreement and the consummation by IAHC of the transactions contemplated hereby, does not and will not (i) violate or conflict with the organizational documents of IAHC, (ii) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of IAHC under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which IAHC is a party or by which IAHC may be bound, or to which IAHC or any of its properties or assets may be subject, or (iii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to IAHC thereof or any of its properties or assets.

Section 5.4 Compliance with Laws. IAHC is in compliance in all material respects with all applicable federal, state, local and foreign statutes, law, regulations, ordinances, rules, judgments, orders or decrees applicable to IAHC, and the rules of all Self-Regulatory Bodies applicable to IAHC, other than matters which would not have a Material Adverse Effect on IAHC or GCH or GCFX following the Closing.

Section 5.5 No Brokers. Neither IAHC nor any of its officers or directors has engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 5.6 No Knowledge. IAHC knows of no reason why the regulatory approvals referred to in Section 7.1(a) should not be obtained without the imposition of any condition of the type referred to in such Section 7.1(a).

Section 5.7 Accuracy of Information. No warranty of IAHC contained in this Agreement, and none of the statements or information concerning IAHC contained in this Agreement or the exhibits and the schedules hereto, contains or will contain any untrue statement of a material fact nor will such warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

COVENANTS

Global and the Sellers hereby covenant with IAHC, and IAHC hereby covenants with Global and the Major Shareholders, as applicable, that:

Section 6.1 Forbearances of Global and the Major Shareholders. During the period from the date hereof until the Closing, except as expressly contemplated by this Agreement or as set forth in Schedule 6.1, without the prior written consent of IAHC, Global and the Major Shareholders will not, and will cause each Global Affiliate not to:

(a) conduct the F/X Business or the Business of Global, any Global Affiliate or GCH or GCFX other than in the ordinary and usual course or fail to use their best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with clients, customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon Global’s ability to perform any of its obligations under this Agreement;

(b) take any action that would encumber, impair or dispose of any of the Owned Assets or Leased Assets;

(c) take any action that causes or is reasonably likely to result in (A) any of its warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing, (B) any of the conditions to the Acquisition set forth in Article VII not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; or

(d) agree, commit to or enter into any agreement to take any of the actions prohibited by this Section 6.1.

Section 6.2 Efforts. Subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby, and shall cooperate fully with the other parties hereto to that end.

Section 6.3 Press Releases. The parties agree to reasonably cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. Nothing contained herein shall prevent any party at any time from furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations under applicable law; provided, such party uses good faith efforts to notify the other party about such pending disclosure and gives the other party a reasonable opportunity to cooperate in preparing such disclosure.

Section 6.4 Access; Information. Upon reasonable notice, Global shall afford IAHC and its officers, employees, counsel, accountants and other authorized representatives access, during normal business hours throughout the period prior to the Closing, to all properties, books, contracts, data processing system files, commitments and records material to the F/X Business; provided, however, that no investigation pursuant to this Section 6.4 shall affect or be deemed to modify or waive any warranty made hereunder or the conditions to the obligations of either party to consummate the transactions contemplated by this Agreement. Neither party will use any information obtained pursuant to this Section 6.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, each party will hold all information and documents obtained pursuant to this paragraph in confidence unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by such party or as it is advised by counsel in writing that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, such party will, upon request by the other, deliver to the other all documents so obtained by it or destroy such documents.

Section 6.5 Acquisition Proposals. Global and the Major Shareholders shall not, directly or indirectly, and shall instruct Global’s officers, directors, employees, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by any of them), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to the Major Shareholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the Major Shareholders, officers, or employees of Global or any Global Affiliate, or any investment banker, financial advisor, attorney, accountant or other representative retained by any of them, to take any such action. Global and the Major Shareholders shall notify IAHC promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made. For purposes of this Agreement, “Competing Transaction” shall mean any of the following involving Global or any Global Affiliate: (i) any merger, consolidation, share exchange, business combination, or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition outside the ordinary course of business of 5% or more of the F/X Assets, in a single transaction or series of transactions; (iii) any offer for any of the Shares; and (iv) any public announcement of a proposal, plan or intention to do any of the foregoing.

Section 6.6 Regulatory Applications. The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Regulatory Agencies which are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply fully with the terms and conditions of all such permits, consents, approvals and authorizations of all Regulatory Agencies. The parties hereto shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Global (or the F/X Business) or IAHC, as the case may be, and any of their respective Affiliates, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Agency in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

Section 6.7 Current Information.

(a) During the period from the date of this Agreement to the Closing, each of Global and IAHC shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

(b) Global shall promptly notify IAHC of (1) any material change in the business or operations of GCH or GCFX, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Agency or court relating to GCH or GCFX, (3) the institution or the threat of material Litigation involving or relating to GCH or GCFX, or (4) any event or condition that might be reasonably expected to cause any of warranties of Global or the Major Shareholders set forth herein not be true and correct as of the Closing Date or prevent any of them from fulfilling their obligations hereunder; and in each case shall keep IAHC informed with respect thereto.

(c) IAHC shall promptly notify Global of any event or condition that might reasonably be expected to cause any of IAHC’s warranties set forth herein not to be true and correct as of the Closing Date or prevent IAHC from fulfilling its obligations hereunder, and shall keep Global informed with respect thereto.

Section 6.8 Releases from Major Shareholders. At the Closing, each of the Major Shareholders shall execute and deliver to IAHC a release (the “Release”) of any and all claims which they may have against GCH or GCFX, which Release shall be substantially in the form of Schedule 6.8.

Section 6.9 Coordinated Efforts. After execution of this Agreement, Global and its personnel shall work diligently with IAHC and its personnel to ensure an orderly transition of GCH’s and GCFX’s policies, systems and controls so that they comply with laws and regulations applicable to IAHC, as well as IAHC’s policies, systems and procedures that will become applicable to GCH and GCFX.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE ACQUISITION

Section 7.1 Conditions to Each Party’s Obligations to Close. The respective obligation of each of IAHC, Global, and the Sellers to consummate the transactions contemplated hereby is subject to the satisfaction or written waiver by IAHC and Global prior to the Closing of each of the following conditions:

(a) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which IAHC reasonably determines would (i) following the Closing, have a Material Adverse Effect on IAHC or GCH or GCFX, or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that IAHC would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(b) No Injunction. No court or Regulatory Agency of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or otherwise makes illegal consummation of the transactions contemplated by this Agreement.

(c) No Investigation. No investigation, action, suit or proceeding by any governmental or regulatory commission, agency, body or authority, and no action, suit or proceeding by any other person, firm, corporation or entity shall be pending on the Closing Date which challenges or might reasonably be expected to result in a challenge to, this Agreement or any transaction contemplated by this Agreement.

Section 7.2 Conditions to Obligation of Global and the Sellers. The obligation of Global and the Sellers to consummate the transactions contemplated by this Agreement is also subject to the satisfaction or written waiver by Global prior to the Closing of each of the following conditions:

(a) Warranties of IAHC. The warranties of IAHC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing; and Global shall have received a certificate to such effect, dated the Closing Date, signed on behalf of IAHC by an executive officer of IAHC.

(b) Performance of Obligations of IAHC. IAHC shall have performed in all material respects all agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Closing, and Global shall have received a certificate, dated the Closing Date, signed on behalf of IAHC by an executive officer of IAHC to such effect.

(c) Proceedings. All corporate and other proceedings to be taken by IAHC or the Purchasers in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Global and its counsel, and Global and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(d) Opinion of IAHC’s Counsel. Global shall have received an opinion of Shutts & Bowen LLP, counsel to IAHC, dated the Closing Date, in form reasonably satisfactory to Global, to the effect that IAHC is in good standing and has the corporate power and authority to enter into and perform its obligations pursuant to this Agreement, including but not limited to its issuance and delivery of the IAHC Shares.

Section 7.3 Conditions to Obligations of IAHC. The obligation of IAHC and the Purchasers to consummate the transactions contemplated by this Agreement is also subject to the satisfaction or written waiver by IAHC prior to the Closing of each of the following conditions:

(a) Warranties of Global and the Major Shareholders. The warranties of Global and the Major Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing; and IAHC shall have received a certificate to such effect, dated the Closing Date, signed on behalf of Global and each Major Shareholder.

(b) Performance of Obligations of Global and the Major Shareholders. Global and the Sellers shall have performed in all material respects all agreements, covenants and obligations required to be performed by them under this Agreement at or prior to the Closing; and IAHC shall have received a certificate to such effect, dated the Closing Date, signed on behalf of Global and each Seller.

(c) Consents. Global, GCH and GCFX shall have obtained all consents and approvals of third parties required to effectuate the transactions contemplated by this Agreement, each of which shall have been obtained without the imposition of any materially adverse terms or conditions.

(d) Opinion of Global’s Counsel. IAHC shall have received an opinion of Peachey & Co., counsel to Global, dated the Closing Date, substantially in the form of Schedule 7.3(d).

(e) No Material Adverse Effect. No event shall have occurred which could reasonably be expected to have a Material Adverse Effect on GCH or GCFX or the F/X Business.

(f) Key Employment Agreements. Each Key Employee shall have executed and delivered his or her Key Employment Agreement.

(g) One-Hundred Percent of Shares. The Sellers shall be prepared to tender 100% of the Shares, or otherwise shall be prepared to transfer to the Purchasers in a manner satisfactory to IAHC 100% of the legal and beneficial interest in the F/X Business.

(h) Proceedings. All proceedings to be taken by Global and the Major Shareholders in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to IAHC and its counsel and IAHC and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(i) Additional Documents. At or prior to Closing, IAHC and its counsel shall have received copies of the documents listed on Schedule 7.3(j).

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing upon the occurrence of any of the following events:

(a) by mutual written consent of IAHC and Global;

(b) by either IAHC or Global, if any court or Regulatory Agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by either IAHC or Global, if the transactions contemplated by this Agreement have not been consummated within 150 days of the date of this Agreement (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Closing Date);

(d) by IAHC, in the event that written notice is received which states that any required regulatory approvals contemplated by Section 7.1(a) will not be approved or have been denied or shall be approved only upon or subject to conditions that would cause the condition set forth in Section 7.1(a) not to be satisfied;

(e) by IAHC, if there has been any material breach of any warranty, agreement or covenant in this Agreement by Global or any Major Shareholder, which breach cannot be or has not been cured within 30 days after the giving of written notice to Global, or if Global or any Major Shareholder breaches in any material respect any covenant of Global or any Major Shareholder contained in this Agreement and such breach cannot be or has not been cured within 30 days of the giving of written notice to Global;

(f) by Global, if there has been any material breach of any warranty in this Agreement by IAHC, which breach cannot be or has not been cured within 30 days after the giving of written notice to IAHC, or if IAHC breaches in any material respect any covenant of IAHC contained in this Agreement and such breach cannot be or has not been cured within 30 days of the giving of written notice to IAHC; and

(g) By IAHC, as a result of the failure of the condition set forth in Section 7.3(e).

Section 8.2 Effect of Termination.

(a) In the event this Agreement is terminated pursuant to this Article VIII, this Agreement shall become void and of no force and effect, without further liability or obligation of any of the parties to this Agreement, except for the agreements contained in Section 6.4 and this Section 8.2.

(b) Subject to Section 6.4, upon termination of this Agreement, each party shall return all documents and other materials of any other party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to the party furnishing the same.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

Section 9.1 Reliance on and Survival of Warranties. All warranties of the parties in this Agreement, and in any certificates, documents or other agreements delivered in connection with this Agreement shall (a) be deemed to have been relied upon by the parties, notwithstanding any investigation heretofore or hereafter made by any party, and (b) survive the execution and delivery of this Agreement and the Closing of the transactions contemplated by this Agreement.

Section 9.2 Indemnification.

(a) After the Closing, IAHC (the “Indemnifying Party”) shall indemnify Global and its officers, employees, agents, and representatives and the Sellers (collectively, the “Indemnitees”) and hold them harmless against any loss, liability, deficiency, fine, penalty damage or expense (including reasonable legal expenses and costs and including interest and penalties) (a “Loss”) which the Indemnitees may suffer, sustain or become subject to, as a result of or in connection with a breach by IAHC of any warranty or covenant set forth in this Agreement or any other agreement contemplated hereby or any certificates executed or delivered in connection with the closing of the transactions contemplated hereby.

(b) After the Closing, Global and the Major Shareholders (collectively, the “Indemnifying Parties”) shall indemnify IAHC, the Purchasers, GCH, GCFX and each of their officers, employees, agents and representatives, as the case may be (collectively, the “Indemnitees”), and hold them harmless against any Loss which any of them may suffer, sustain or become subject to, as a result of or in connection with:

(i) a breach by Global or any Major Shareholder of any warranty or covenant set forth in this Agreement or any other agreement contemplated hereby or any certificate executed or delivered in connection with the Closing of the transactions contemplated hereby;

(ii) any liabilities arising from or relating to the F/X Business and any liabilities of GCH or GCFX of any nature whatsoever, whether accrued, absolute contingent or otherwise, other than the Assumed Liabilities and liabilities arising solely from GCH’s or GCFX’s operations following the Closing Date.

(iii) any liabilities of Global, any Global Affiliate or any Seller of any nature whatsoever, whether arising prior to or after the Closing.

(c) Each Indemnitee shall notify the Indemnifying Party in writing within 30 days following the discovery by such Indemnitee of any matter giving rise to an indemnification obligation of the Indemnifying Party pursuant to this Section 9.2 and shall indicate in such notification whether such Indemnitee is requesting indemnification with respect to such matter and the amount of indemnification initially anticipated (if the same is capable of estimation). The failure to give notice as required by this Section 9.2(c) in a timely fashion shall not result in a waiver of any right to indemnification hereunder, except to the extent that the Indemnifying Party is actually prejudiced as a result of such delay. In case any such action is brought against an Indemnitee, the Indemnifying Party shall be entitled to participate in and, unless in such Indemnitee’s reasonable judgment upon the advice of its counsel a conflict of interest between the Indemnifying Party and the Indemnitee actually exists in respect of such Loss, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and after its assumption of the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation. Nothing herein shall limit the Indemnitee’s right to employ its own counsel at its own cost and expense. If in the Indemnitee’s reasonable judgment upon the advice of its counsel a conflict of interest exists requiring the Indemnitee to assume its own defense, upon written notice thereof by the Indemnitee to the Indemnifying Party stating the nature of such conflict of interest, the Indemnitee shall be entitled to assume its own defense with one separate counsel at the Indemnifying Party’s expense in accordance with this Section 9.2. The Indemnifying Party shall not, without the consent of the affected Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of an unconditional release from all liability in respect of such Loss or which requires action on the part of such Indemnitee or otherwise subjects the Indemnitee to any obligation or restriction to which it would not otherwise be subject.

(d) Notwithstanding anything to the contrary set forth in this Agreement, in the event that IAHC, the Purchasers, or GCH or GCFX should incur any Loss for which they are entitled to indemnification pursuant to Section 9.2(b), and to the extent that the party suffering the Loss has received a written statement from its counsel to the effect that such counsel has conducted a reasonable inquiry into the circumstances giving rise to the Loss and determined that there is a reasonable basis for claiming indemnification hereunder, then the Purchasers shall be entitled to set off the amount of such Loss against any payments required to be made hereunder after the Closing Date pursuant to Article III.

(e) The obligations of the Indemnifying Parties under this Section 9.2 shall expire on the fifth anniversary date of the Closing, except for: (i) claims for which an Indemnitee has provided notice pursuant to Section 9.2 prior to such fifth anniversary date, and (ii) claims based upon any breach of Sections 3.2 (Non-Competition), 4.2 (Shares) or 4.26 (Warranties Regarding the Major Shareholders), which claims shall not be subject to any time limitation.

(f) The indemnification obligations of the Major Shareholders hereunder shall be several, in proportion to their respective ownership interests in Global as of the date of this Agreement and such obligations shall only arise if demand is first made of Global and not promptly satisfied by Global to IAHC’s reasonable satisfaction. No Major Shareholder shall be liable for indemnification hereunder in an amount exceeding the aggregate value of the consideration received or receivable by such Major Shareholder in respect of the transactions contemplated in this Agreement; provided, however, that such limitation as to amount shall not apply to any claim for indemnification pursuant to Section 9.2(b)(ii) or Section 9.2(b)(iii) or any claim arising from a breach of the warranties contained in Section 4.9.

(g) No Indemnitee will be entitled to indemnification hereunder unless and until such Indemnitee’s aggregate claims for indemnification hereunder exceed $50,000 in amount, in which event such Indemnitee will be entitled to the full amount of all such claims and not just the excess; provided, however, that the limitation set forth in this Section 9.2(g) shall not apply to indemnification for a breach of IAHC’s payment obligations pursuant to Section 3.3.

(h) Any Indemnitee’s entitlement to indemnification hereunder shall be reduced by the amount of any tax or insurance benefits actually received by such Indemnitee in respect of the circumstances giving rise to the entitlement.

(i) After the Closing, the provisions of this Section 9.2 shall constitute the exclusive remedy for any breach of the covenants, agreements, and warranties of the parties contained in this Agreement, other than claims based upon or arising from fraud or intentional misrepresentation. Without limiting the foregoing, in the absence of fraud or intentional misrepresentation, no party shall be entitled to rescind this Agreement after the Closing on the basis that another party has breached any warranty or other provision contained in this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by registered mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or at such other addresses as shall be specified by the parties by like notice):

If to IAHC:	International Assets Holding Corporation
708 Third Avenue, Suite 702
New York, New York 10017
Attn: Sean O’Connor, CEO
FAX: (212) 485-3505

Copy to:	Shutts & Bowen LLP
1600 Miami Center
201 South Biscayne Blvd.
Miami, Florida 33131
Attn: William G. McCullough, Esq.
FAX: (305) 347-7810

If to Global:	Global Currencies Limited
Nedbank House
20 Abchurch Lane
London EC4N 7AD
Attn: Lindsay McNeile

Copy to:	The Seller Representative

If to the Sellers (or any of them, in their respective capacities as Sellers, Major Shareholders, or Restricted Persons):

Mr. Nicolas de Boinville (the Seller Representative) c/o Global

Such notices, demands, claims and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, or (b) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise. For the avoidance of doubt, notice to or from the Seller Representative shall be deemed to be notice to or from (as the case may be) all of the Sellers (in their respective capacities as Sellers, Major Shareholders, Other Shareholders, or Restricted Persons), and any consent, waiver, or other action by the Seller Representative shall be binding upon all of them.

Section 10.2 Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain every obligation and understanding between the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any warranties, covenants, or other understandings, other than as expressly provided or referred to herein.

Section 10.3 Assignment. This Agreement may not be assigned by any party without the written consent of the other party; provided that IAHC may assign this Agreement to one of its Subsidiaries, whether such Subsidiary currently exists or is formed in the future, without such written consent; and provided further that IAHC shall remain primarily liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

Section 10.4 Waiver and Amendment. Any warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who has been authorized by its shareholders or board of directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

Section 10.5 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person (including, without limitation, any employees of Global or any Global Affiliate) other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 10.6 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

Section 10.7 Fees and Expenses. Except as provided in Section 10.10, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

Section 10.8 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

Section 10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 10.10 Litigation; Prevailing Party; SEC-Related Auditor Expenses. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party. In the event Global’s auditors are required to prepare financial statements or other documents in order to enable IAHC to comply with reporting obligations imposed on it under applicable U.S. securities laws, IAHC shall pay the auditors’ fees and costs directly relating to such preparation.

Section 10.11 Governing Law. This Agreement and the transactions contemplated hereby have been entered into and shall be construed and enforced in accordance with the laws of England, U.K., without reference to any principles of conflict of laws that would result in the application of the laws of any other jurisdiction. The parties hereby submit to the non-exclusive jurisdiction of the English courts for all matters arising pursuant to this Agreement, and IAHC hereby appoints the London office of JonesDay to accept service of process on IAHC’s behalf in such jurisdiction.

Section 10.12 Representative of Major Shareholders.

(a) The Sellers (and each of them in their respective capacities as Sellers, Major Shareholders, or Restricted Persons), will be represented by Mr. Nicolas de Boinville (the “Seller Representative”) who is empowered to receive any notice under this Agreement for the Sellers (and each of them in any such capacity), and to give any and all notices and instructions and take any and all actions for on behalf of the Sellers (and each of them, in any capacity) under this Agreement. In the event of the Seller Representative’s death or resignation, a majority in interest of the Major Shareholders shall appoint a new Seller Representative. The appointment of a new Seller Representative will be of no force and effect whatsoever upon IAHC or otherwise under this Agreement until three days after the date when IAHC is deemed to have received notice of such appointment, which notice must include at least:

(i) the identity and address of the new Seller Representative and a statement that such Seller Representative has been properly appointed;

(ii) the duly acknowledged signature of each of the Major Shareholders voting for the new Seller Representative; and

(iii) a statement that all Sellers have been notified in writing of the appointment of the new Seller Representative.

IAHC will be entitled to rely on any notice received in such form without conducting an investigation of the contents thereof. Any notice given to the Seller Representative will constitute notice to each and all of the Sellers (in any capacity) at the time notice is given to the Seller Representative. Any action taken by, or notice or instructions received from, the Seller Representative will be deemed to be action by, or notice or instruction from, each and all of the Sellers (in each of their respective capacities hereunder). IAHC will disregard any notice or instruction received from any Seller other than the then-acting Seller Representative with regard to this Agreement, except for any explanation received from a Restricted Person pursuant to Section 3.3(f).

(b) The Seller Representative will not suffer any liability or loss for any act performed or admitted to be performed by him under this Agreement in the absence of gross negligence or willful misconduct. The Seller Representative may consult with counsel in connection with his duties hereunder and shall be fully protected by any action taken, suffered, permitted or admitted in good faith in accordance with the advice of counsel. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document which he in good faith believes to be genuine.

(c) The Seller Representative shall be entitled to employ such legal counsel and other experts as he may deem necessary to advise him properly with respect to his rights and obligations under this Agreement and to evaluate any claims for indemnification which may be asserted against the Major Shareholders under this Agreement, to challenge such claims, and to defend any third-party claims for which the Major Shareholders are required to provide indemnification. The reasonable expenses and fees of such counsel and experts, and any reasonable documented out-of-pocket expenses which the Seller Representative incurs under this Section in relation to evaluating, challenging or contesting claims, shall be reimbursed by the Major Shareholders in proportion to their interests in GCH as reflected on Schedule 2.3(a).

(d) The Seller Representative hereby agrees to do such acts and execute such further documents as shall be necessary to carry out the provisions of this Agreement. Without limiting the foregoing, the Seller Representative agrees to promptly distribute copies of all notices received on behalf of the Major Shareholders to each of the Major Shareholders by the means deemed most expeditious by the Seller Representative in his discretion; provided, however, that the Seller Representative’s failure to do so shall not hinder or delay in any way the effectiveness of any notice provided by IAHC to the Seller Representative pursuant to this Agreement.

(e) NO JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the date and year first above written.

INTERNATIONAL ASSETS HOLDING CORPORATION

By:	/s/ Sean O’Connor
Name:	Sean O’Connor
Title:	CEO

GLOBAL CURRENCIES LIMITED

By:	/s/ L. J. McNeile	/s/ Philip Smith
Name:	L. J. McNeile	Philip Smith
Title:	Director	Director

MAJOR SHAREHOLDERS:

/s/ Nicolas de Boinville by Philip Smith
Nicolas de Boinville
Signed under power of attorney dated 25th June, 2004

/s/ Philip Smith
Philip Smith

/s/ Nick Lund by Philip Smith
Nick Lund
Signed under power of attorney dated 25th June, 2004

/s/ Mark Horne by Philip Smith
Mark Horne
Signed under power of attorney dated 25th June, 2004

/s/Lindsay McNeile
Lindsay McNeile

/s/ O. Martin Shorter by Philip Smith
O Martin Shorter
Signed under power of attorney dated 25th June, 2004

/s/ Miguel Arbues by Philip Smith
Miguel Arbues
Signed under power of attorney dated 25th June, 2004

/s/ O. Irwin Settlement by Philip Smith
For and on behalf of OJI Settlement
Signed under power of attorney dated 25th June, 2004

SELLERS (excluding Major Shareholders):

/s/ Miguel Arbues by Philip Smith
Miguel Arbues
Signed under power of attorney dated 25 June 2004

by	/s/ Philip Smith
For and on behalf of OJI Settlement
Signed under power of attorney dated 25 June 2004

/s/ K. Driscoll by Philip Smith
K Driscoll
Signed under power of attorney dated 25 June 2004

/s/ S. Tronsonby Philip Smith
S Tronson
Signed under power of attorney dated 25une 2004

/s/ G Sayers by Philip Smith
G Sayers
Signed under power of attorney dated 25une 2004

/s/ R Lund by Philip Smith
R Lund
Signed under power of attorney dated 25 June 2004

/s/ D Pemberton by Philip Smith
D Pemberton
Signed under power of attorney dated 25 June 2004

/s/ A. Bengough by Philip Smith
A Bengough
Signed under power of attorney dated 25 June 2004

/s/ M. P. Davies by Philip Smith
M P Davies
Signed under power of attorney dated 25 June 2004

/s/ Helmut Reuschle by Philip Smith
Helmut Reuschle
Signed under power of attorney dated 25 June 2004

/s/ M. Davy by Philip Smith
M Davy
Signed under power of attorney dated 25 June 2004

By	/s/ Philip Smith
for and on behalf of MEDA
Signed under power of attorney dated 25 June 2004

/s/ K. Morris by Philip Smith
K Morris
Signed under power of attorney dated 25 June 2004

/s/ S. Bailey by Philip Smith
S Bailey
Signed under power of attorney dated 25 June 2004

/s/ G. Arthur by Philip Smith
G Arthur
Signed under power of attorney dated 25 June 2004

/s/ S. Dinkeldein by Philip Smith
S Dinkeldein
Signed under power of attorney dated 25 June 2004

/s/ G. Vincent by Philip Smith
G. Vincent
Signed under power of attorney dated 25 June 2004

/s/ C. Vincent by Philip Smith
C Vincent
Signed under power of attorney dated 25 June 2004

/s/ C. McGuire by Philip Smith
C McGuire
Signed under power of attorney dated 25 June 2004

/s/ Roger Vincent by Philip Smith
Roger Vincent
Signed under power of attorney dated 25 June 2004

/s/ L. Hoffen by Philip Smith
L Hoffen
Signed under power of attorney dated 25 June 2004

/s/ C. Moreno by Philip Smith
C Moreno
Signed under power of attorney dated 25 June 2004

/s/ A. Ramlall by Philip Smith
A Ramlall
Signed under power of attorney dated 25 June 2004

/s/ Tanya Novy by Philip Smith
Tanya Novy
Signed under power of attorney dated 25 June 2004

/s/ Renxe Kramer by Philip Smith
Renze Kramer
Signed under power of attorney dated 25 June 2004

/s/ Richard Hunt by Philip Smith
Richard Hunt
Signed under power of attorney dated 25 June 2004

/s/ Jemma Bruce by Philip Smith
Jemma Bruce
Signed under power of attorney dated 25 June 2004

/s/ Gabbriella Buonassisi by Philip Smith
Gabbriella Buonassisi
Signed under power of attorney dated 25 June 2004

/s/ Clayton McDonald by Philip Smith
Clayton McDonald
Signed under power of attorney dated 25 June 2004

/s/ Oli Henderson by Philip Smith
Oli Henderson
Signed under power of attorney dated 25 June 2004

/s/ Clive Laband by Philip Smith
Clive Laband
Signed under power of attorney dated 25 June 2004

/s/ Peter Pijpers by Philip Smith
Peter Pijpers
Signed under power of attorney dated 25 June 2004

/s/ N. Sarr by Philip Smith
N Sarr
Signed under power of attorney dated 25 June 2004

/s/ J. Serafin by Philip Smith
J Serafin
Signed under power of attorney dated 25 June 2004

/s/ L. McNeile
L McNeile (as trustee)

/s/ S. Lu by Philip Smith
S Lu
Signed under power of attorney dated 25 June 2004

/s/ N. de Boinville by Philip Smith
/s/ L. McNeile

N de Boinville and L McNeile (as Trustee)
(N de Boinville under a power of attorney dated 25 June 2004)

SCHEDULE 1.1

DEFINITIONS

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” means this Acquisition Agreement together with all exhibits and schedules referred to in this Agreement.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Cash Purchase Price” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plan” has the meaning set forth in Section 4.20.

“Competing Transaction” has the meaning set forth in Section 6.5.

“Contract” has the meaning set forth in Section 4.16.

“Customer” has the meaning set forth in Section 4.17.

“Customer Contract” has the meaning set forth in Section 4.17.

“IAHC” means International Assets Holding Corporation, a Delaware corporation.

“IAHC Shares” has the meaning set forth in Section 2.3(b).

“Environmental and Safety Laws” means any and all applicable current and future treaties, laws, regulations, requirements, determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, permissions, notices or agreements issued, promulgated or entered by any federal, state, local or foreign governmental authority, relating to the environment, to employee health or safety as it pertains to the use or handling of, or exposure to, Hazardous Materials, to preservation or reclamation of natural resources, or to the management, release or threatened release of contaminants or noxious odors.

“GAAP” means U.K. generally accepted accounting principles consistently applied.

“Global Affiliate” means any Affiliate of Global

“Global Financial Statements” has the meaning set forth in Section 4.8.

“Hazardous Materials” means any toxic, radioactive, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, polychlorinated biphenyls, asbestos or asbestos-containing material, and any substance, waste or material regulated under Environmental and Safety Laws.

“Indemnifying Party” has the meaning set forth in Section 9.2.

“Indemnitees” has the meaning set forth in Section 9.2.

“Intellectual Property Rights” means any federal, state or foreign patents, maskworks, trademarks, service marks, trade names, copyrights, inventions, know-how, process specifications, trade secrets, technical information, designs, utility models, software, databases, data, schematics, drawings, proprietary rights and applications for registration of any of the foregoing.

“Key Employment Agreement” has the meaning set forth in Section 3.1.

“Knowledge” or “known”, whether or not capitalized, means, with respect to any Person, the actual knowledge of such Person after he has made a reasonable investigation as to the matters that are the subject of such warranty or other statement. Where reference is made to the knowledge of Global, such reference shall be deemed to include the directors and managerial employees of Global.

“Leased Assets” has the meaning set forth in Section 4.11.

“Leased Properties” has the meaning set forth in Section 4.12.

“Lien” means any lien, encumbrance, charge, security interest, restriction (including any restriction on voting rights or disposition), default, equity, claim or third party right of any nature whatsoever.

“Litigation” has the meaning set forth in Section 4.13.

“Loss” has the meaning set forth in Section 9.2.

“Major Shareholders” means the persons listed on the signature page to this Agreement as Major Shareholders of GCH.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, operations, financial condition, results of operations or business prospects of such Person and its Affiliates, considered as one enterprise.

“Owned Assets” has the meaning set forth in Section 4.11.

“Person” means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, limited liability company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

“Purchasers” has the meaning set forth in Recital F.

“Real Property Leases” has the meaning set forth in Section 4.12.

“Regulatory Agency” means any federal, state or foreign governmental or regulatory agency or authority or any Self-Regulatory Body.

“Release” has the meaning set forth in Section 6.10.

“SEC” means the U.S. Securities and Exchange Commission.

“Self-Regulatory Body” means any non-governmental self-regulatory agency, commission or authority.

“Seller Representative” has the meaning set forth in Section 10.12.

“Taxes” has the meaning set forth in Section 4.27.

[Balance of Schedules in a separate document]